Exhibit 99.28(m)(iv)

AMENDED AND RESTATED SCHEDULE A

THIS SCHEDULE A, amended and restated as of July 10, 2013 is Schedule A to that Shareholder Servicing Agreement dated as of March 1, 2007 by and between Old Westbury Funds, Inc. and Bessemer Trust Company, N.A.

Old Westbury Funds, Inc. Portfolios

Old Westbury Large Cap Core Fund

Old Westbury Large Cap Strategies Fund

Old Westbury Global Small & Mid Cap Fund

Old Westbury Global Opportunities Fund

Old Westbury Real Return Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald
Name:	John G. MacDonald
Title:	Managing Director